SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 3, 2010
Date of Report (Date of earliest event reported)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of principal executive offices)(ZIP code)

(703) 841-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240a.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240a.13e-4(c))

ITEM 5.02(e):	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the departure of Randall C. Fuerst, the Company's former Chief Operating Officer, the Company and Mr. Fuerst entered into an Addendum to Employee Agreement and Severance Compensation Agreement ("Agreement") on December 3, 2010. The Agreement provides for (a) severance payments equal to 12 months of base salary ($396,800 in the aggregate), to be paid in a lump sum on or before December 31, 2010; (b) payment of the cash value of 25% of the restricted stock units scheduled to vest in August 2011 from grants received in August 2008 and August 2009, to be paid on or before December 31, 2010 (this will equal $106,626.24 based on the closing price of the Company's stock on December 1, 2010, which is the measurement date); (c) $10,000 to cover legal expenses; (d) up to six months of continued health coverage following the date of separation at the same level as when employed at the Company; and (e) payment by the Company for Mr. Fuerst's financial planning benefit through the current provider through June 30, 2011.

Mr. Fuerst has other benefits available to him otherwise than by reason of the Agreement, including (w) incentive compensation payable in cash in the amount of $20,160 pursuant to the Company's Incentive Compensation Plan, which was paid to him November 22, 2010; (x) amounts of previously deferred bonus (with interest) that Mr. Fuerst had directed toward the purchase of restricted stock units under the Company's Management Stock Purchase Plan; (y) vested amounts contained in the Company's Executive Retirement Plan to be paid out in accordance with that plan; and (z) the option of continuing Long-Term Care coverage after January 1, 2011 at Mr. Fuerst's cost. Finally, Mr. Fuerst retains the right for 60 days after December 1, 2010 to exercise any vested options or stock settled appreciation rights held as of that date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary